Exhibit 99.1

News Corp Announces Private Offering of $500 million of Senior Notes due 2032

NEW YORK (February 8, 2022) – News Corporation (“News Corp”) announced today that it is offering $500 million aggregate principal amount of Senior Notes due 2032 (the “Notes”) in a private offering, subject to market and other conditions.

News Corp plans to use the net proceeds from the offering for general corporate purposes, including to fund the acquisitions of the Base Chemicals and Oil Price Information Service businesses from S&P Global Inc. and IHS Markit Ltd.

News Corp will make the offering pursuant to an exemption under the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers of the Notes will offer the Notes only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act or to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The Notes have not been and will not be registered under the Securities Act of 1933 or under any state securities laws. Therefore, News Corp may not offer or sell the Notes within the United States to, or for the account or benefit of, any United States person unless the offer or sale would qualify for a registration exemption from the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes described in this press release, nor shall there be any sale of the Notes in any state or jurisdiction in which such an offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About News Corp

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: digital real estate services, subscription video services in Australia, news and information services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide.

Contacts

News Corp Investor Relations

Michael Florin

212-416-3363

mflorin@newscorp.com

News Corp Corporate Communications

Jim Kennedy

212-416-4064

jkennedy@newscorp.com

Forward-Looking Statements

This release contains forward-looking statements based on current expectations or beliefs, as well as assumptions about future events, and these statements are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The words “expect,” “will,” “estimate,” “anticipate,” “predict,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. These statements appear in a number of places in this release and include, among other things, statements related to the offering of Notes and whether or not News Corp will consummate the offering. Readers are cautioned that any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Many factors could cause actual results to differ materially from those described in these forward-looking statements. The forward-looking statements in this release speak only as of this date and we undertake no obligation (and expressly disclaim any obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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